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                                                                    Exhibit 10.1

                              [MEDICIS LETTERHEAD]


November 5, 1997


Michael A. Pietrangelo
9057 Forest Hill - Irene Cove
Germantown, TN 38139

Dear Mr. Pietrangelo:

This will confirm the agreement between Medicis Pharmaceutical Corporation and its affiliates ("Medicis" or the "Company") and Michael A. Pietrangelo ("Consultant") as to the terms and procedures of our relationship as set forth below:

     1.   RELATIONSHIP

               Consultant shall assist and consult with the Company and representatives, employees and affiliates in areas relating to the pharmaceutical industries, and shall be available for consultation for a minimum of four hours per month, with the possibility of including his participation in certain meetings on a negotiated, per diem basis, and shall be prepared to travel at mutually convenient times to such reasonable places as may be required to consult with the Company.

     2.   TERM

               This agreement shall be in effect upon the signing by both parties and shall continue for a minimum of one year, unless earlier terminated by either party by giving the other at least ninety (90) days written notice. This agreement shall renew automatically for further years until, or unless, canceled upon 30 days written notice.

     3.   FEES

               Consultant shall be paid $3,333 per month. Payments shall be paid semi-monthly through the Company's payroll administrator.

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Michael A. Pietrangelo
November 5, 1997
Page Two

4.   CONFIDENTIALITY

     Consultant understands that any information he receives from Medicis pertaining to its plans and purchases are proprietary and confidential and agrees to the terms and conditions of the Confidential Disclosure Agreement executed and attached as Exhibit A.

5.   INDEMNIFICATION

     a. Consultant agrees to defend, indemnify and hold harmless Medicis, including its officers, directors and employees, against any and all losses, claims, demands, suits, actions, judgments, awards, damages, liabilities, costs, reasonable attorneys' fees (and all actions in respect thereof and any reasonable expenses in giving testimony or furnishing documents in response to a subpoena or otherwise) including the costs or investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which Medicis is a party (all the foregoing, hereinafter collectively referred to as "Liabilities"), directly or indirectly caused by, relating to, or asserted by a third party, based upon or arising out of the conduct or operation of the business of Consultant and the failure of Consultant to perform any term, condition, or obligation required by this agreement to be performed by Consultant. Notwithstanding the foregoing, Consultant shall not have any liability to Medicis for any Liabilities resulting primarily and directly from Medicis' negligence, willful misconduct, or any matter for which Consultant is indemnified by Medicis in paragraph "b," below.

     b. Medicis agrees to defend, indemnify and hold harmless Consultant against any Liabilities, directly or indirectly caused by, relating to, or asserted by a third party, based upon or arising out of (a) Medicis' breach of this agreement; (b) the conduct or operation of the business of Medicis; (c) the failure of Medicis to perform any term, condition, or obligation required by this agreement to be performed by Medicis; or (c) any act or omission by Medicis in connection with its performance of its obligations under this agreement. Notwithstanding the foregoing, Medicis shall not have any liability to Consultant for any Liabilities resulting primarily and directly from Consultant's negligence, willful misconduct, or any matter for which Medicis is indemnified by Consultant in paragraph "a," above.
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Michael A. Pietrangelo
November 5, 1997
Page Three


          c. With regard to the indemnification provisions provided for herein, the indemnitor shall assume the defense of any claim or suit and shall, upon the indemnitee's request, afford the latter the opportunity, at its own cost and expense, to cooperate in the defense thereof. Cancellation or expiration of this agreement shall not affect any obligation of any indemnitor, which shall be a continuing obligation.

If the foregoing meets with your understanding and approval, please so indicate by executing this agreement in the place below and return one copy to my attention.

Sincerely,



Mark A. Prygocki, Sr.
Chief Financial Officer



ACCEPTED:


/s/ Michael A. Pietrangelo                   /s/ Mark A. Prygocki, Sr.
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MICHAEL A. PIETRANGELO                      MEDICIS PHARMACEUTICAL CORPORATION


Date: 11/10/97                               Date:
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